Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR SECOND QUARTER AND

FIRST 27 WEEKS OF FISCAL YEAR 2008

– Production of new ERA Motor Home Begins –

FOREST CITY, IOWA, March 20, 2008 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s second quarter and first six months of fiscal year 2008 ended March 1, 2008.

Revenues for the quarter were $164.2 million, a decrease of 17.5 percent, compared to revenues of $199.0 million for the second quarter last fiscal year. Net income for the second quarter was $2.5 million, a decrease of 66.6 percent compared to net income of $7.5 million for the second quarter of fiscal 2007. On a diluted per share basis, the Company earned nine cents a share for the second quarter of fiscal 2008, compared to 24 cents per diluted share for the second quarter last fiscal year.

Revenues for the first 27 weeks of fiscal 2008 were $379.3 million, a decrease of 5.3 percent, compared to revenues of $400.8 million for the first 26 weeks of fiscal 2007. Net income for the same period was $12.5 million, a decrease of 19.3 percent compared to net income of $15.5 million for the first 26 weeks of fiscal 2007. On a diluted per share basis, the Company earned 43 cents a share for the first 27 weeks of fiscal 2008, compared to 49 cents per diluted share for the first 26 weeks last fiscal year.

“Winnebago Industries remained profitable during our seasonally slowest quarter, despite extremely difficult market conditions,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “Revenue and net income were negatively impacted by fewer motor home deliveries, reduced plant efficiencies due to fewer production days, a switch in mix to more Class C motor homes delivered and increased promotional programs, while the Company benefited from an increase in the average selling price for our products in all product categories.”

“Challenging market conditions have continued to negatively affect the motor home market, with retail sales of Class A and C motor homes for the industry down double digits each of the last three months as reported by Statistical Surveys, Inc. of Grand Rapids, Mich., the retail reporting service for the RV industry,” said Winnebago Industries’ President Bob Olson. “While the Federal Reserve’s interest rate cuts should have a positive impact long-term, the reductions in interest rates have not yet reached the retail customer which may lead potential buyers to delay their purchases. Many economic factors are negatively affecting consumer confidence, resulting in a very soft retail motor home market and reduced demand from our dealers. As a result, we reduced our production levels during the second quarter to more closely match demand. Additionally, our overall employment level was reduced by approximately 300 people, or 9 percent, through layoffs and attrition. These measures were taken to help us achieve our primary objective, which is to build quality motor homes while remaining profitable.” One time severance-related costs of approximately $500,000 were recorded during the quarter within general and administrative expenses.

Olson continued, “On a positive note, we were pleased to deliver our first ERA Class B motor home during the second quarter. This new product was well received when introduced at the National RV Trade Show in Louisville, Kentucky last November and we began production near the end of the second quarter. We have had a tremendous amount of interest in the new ERA from dealers wishing to include it in their product lines and currently have approximately 50 dealers signed on to carry this new product. We will continue to add dealers as we are able to increase production of this new product throughout the second half of fiscal 2008. We are looking forward to the opportunities that this incremental new product will provide us.”

As of March 1, 2008, the Company held $54.2 million of investments in highly-rated (94% AAA/Aaa rated & the remaining 6% A rated) tax-exempt auction rate securities, with the vast majority collateralized by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program with the remaining securities backed by monoline insurance companies. Up until February 2008, the tax-exempt auction rate securities market was highly liquid, therefore we have historically classified these as short-term investments. During the week of February 11, 2008, a substantial number of auctions “failed,” meaning that there was not enough demand to sell the entire issue at auction. The immediate effect of a failed auction is that holders cannot sell the securities and the interest rate on the security generally resets to a “penalty” rate. In the case of a failed auction, the auction rate security is deemed not currently liquid and in the event there is a need to access these funds, the Company may not be able to do so without a loss of principal, unless a future auction on these investments is successful or the issuer calls the security. The securities for which auctions have failed will continue to accrue interest at the contractual rate and be auctioned generally every 7 to 35 days until the auction succeeds, the issuer calls the securities or they mature.

These investments have been reclassified as long-term investments in the unaudited consolidated condensed balance sheet as of March 1, 2008 and are recorded at par value. The Company believes that long term classification is appropriate due to the uncertainty of when there will be the ability to sell these securities. The Company is currently evaluating if these investments are appropriately valued at par value and will resolve this upon filing the 10-Q for the second fiscal quarter which will be no later than April 10, 2008. If these long-term investments are deemed to be temporarily impaired, the valuation will be adjusted and the offsetting entry will be made to stockholder’s equity. The Company continues to believe that it will ultimately recover all amounts invested in these auction rate securities. Management does not believe that the current illiquidity of these securities will have a material impact on the Company’s ability to execute the current business plan.

As of March 1, 2008, $60 million remains available under the December 19, 2007 Board of Directors common stock repurchase authorization.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 20, 2008. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

– more –

Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Thirteen Weeks Ended
	March 1, 2008		February 24, 2007
		%		%
Net revenues	$164,203	100.0	$199,014	100.0
Cost of goods sold	152,034	92.6	180,049	90.5
Gross profit	12,169	7.4	18,965	9.5
Operating expenses
Selling	4,258	2.6	4,315	2.1
General and administrative	5,457	3.3	5,290	2.7
Total operating expenses	9,715	5.9	9,605	4.8
Operating income	2,454	1.5	9,360	4.7
Financial income	1,236	0.7	1,602	0.8
Income before income taxes	3,690	2.2	10,962	5.5
Provision for taxes	1,173	0.7	3,430	1.7
Net income	$2,517	1.5	$7,532	3.8
Income per common share:
Basic	$0.09		$0.24
Diluted	$0.09		$0.24
Weighted average common shares outstanding
Basic	28,964		31,459
Diluted	29,034		31,764

	27 Weeks Ended March 1, 2008		26 Weeks Ended February 24, 2007
		%		%
Net revenues	$379,345	100.0	$400,779	100.0
Cost of goods sold	341,536	90.0	360,430	89.9
Gross profit	37,809	10.0	40,349	10.1
Operating expenses
Selling	9,863	2.6	9,042	2.3
General and administrative	11,908	3.1	11,807	2.9
Total operating expenses	21,771	5.7	20,849	5.2
Operating income	16,038	4.3	19,500	4.9
Financial income	2,476	0.6	3,165	0.8
Income before income taxes	18,514	4.9	22,665	5.7
Provision for taxes	6,035	1.6	7,197	1.8
Net income	$12,479	3.3	$15,468	3.9
Income per common share:
Basic	$0.43		$0.49
Diluted	$0.43		$0.49
Weighted average common shares outstanding
Basic	29,165		31,354
Diluted	29,245		31,666

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Mar. 1, 2008	Aug. 25, 2007
ASSETS
Current assets:
Cash and cash equivalents	$15,536	$6,889
Short-term investments	—	102,650
Receivables, net	31,941	30,285
Inventories	128,477	101,208
Prepaid and other expenses	3,870	3,981
Deferred income taxes	15,656	12,687
Total current assets	195,480	257,700

Long-term investments	54,200	—
Property and equipment, net	48,433	51,389
Deferred income taxes	24,523	19,856
Investment in life insurance	19,925	20,015
Other assets	17,170	17,550
Total assets	$359,731	$366,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,257	$35,286
Income taxes payable	3,835	4,252
Accrued expenses	56,921	49,299
Total current liabilities	92,013	88,837

Long-term liabilities:
Unrecognized tax benefits	8,627	—
Postretirement health care and deferred compensation benefits, net of current portion	68,978	69,319
Total long-term liabilities	77,605	69,319

Stockholders’ equity	190,113	208,354
Total liabilities and stockholders’ equity	$359,731	$366,510

Winnebago Industries, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	27 Weeks Ended Mar. 1, 2008	26 Weeks Ended Feb. 24, 2007
Operating activities:
Net income	$12,479	$15,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,179	5,331
Stock-based compensation	2,910	3,609
Postretirement benefit income and deferred compensation expense	716	830
Deferred income taxes	98	(3,238)
Increase in cash surrender value of life insurance policies	(459)	(390)
Excess tax benefit of stock-based compensation	(72)	(1,587)
Other	108	54
Change in assets and liabilities:
Inventories	(27,269)	(17,308)
Receivables and prepaid assets	(1,603)	(2,266)
Accounts payable and accrued expenses	(8,456)	9,149
Income taxes payable and unrecognized tax benefits	4,451	4,065
Postretirement and deferred compensation benefits	(715)	(579)
Net cash (used in) provided by operating activities	(12,633)	13,138

Investing activities:
Purchases of investments	(228,069)	(170,399)
Proceeds from the sale or maturity of investments	276,519	145,800
Purchases of property and equipment	(2,469)	(2,841)
Other	(622)	748
Net cash provided by (used in) investing activities	45,359	(26,692)

Financing activities:
Payments for purchase of common stock	(17,527)	—
Payments of cash dividends	(7,024)	(6,254)
Proceeds from exercise of stock options	400	5,733
Excess tax benefit of stock-based compensation	72	1,587
Net cash (used in) provided by financing activities	(24,079)	1,066

Net increase (decrease) in cash and cash equivalents	8,647	(12,488)

Cash and cash equivalents at beginning of period	6,889	24,934

Cash and cash equivalents at end of period	$15,536	$12,446

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	13-Weeks Ended		Change
	Mar. 1, 2008	Feb. 24, 2007	Units	%
Motor home unit deliveries
Class A Gas	551	886	(335)	(37.8)
Class A Diesel	287	430	(143)	(33.3)
Total Class A	838	1,316	(478)	(36.3)
Class B	1	—	1	—
Class C	858	787	71	9.0
Total deliveries	1,697	2,103	(406)	(19.3)

	27 Weeks Ended Mar. 1, 2008	26 Weeks Ended Feb. 24, 2007	Change
			Units	%
Motor home unit deliveries
Class A Gas	1,387	1,658	(271)	(16.3)
Class A Diesel	650	771	(121)	(15.7)
Total Class A	2,037	2,429	(392)	(16.1)
Class B	1	—	1	—
Class C	1,814	1,883	(69)	(3.7)
Total deliveries	3,852	4,312	(460)	(10.7)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	Mar. 1, 2008	Feb. 24, 2007	Units	%
Sales order backlog
Class A Gas	367	650	(283)	(43.5)
Class A Diesel	103	394	(291)	(73.9)
Total Class A	470	1,044	(574)	(55.0)
Class B	178	—	178	—
Class C	944	852	92	10.8
Total backlog*	1,592	1,896	(304)	(16.0)

Total approximate revenue dollars (in thousands)	$123,137	$165,300	$(42,163)	(25.5)

Dealer inventory	4,837	4,924	(87)	(1.8)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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